PRICING SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 1, 2000 AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENTS DATED DECEMBER 20, 2000 AND JANUARY 26, 2001)

                                    $650,000,000

                                PHH CORPORATION

                             8 1/8% NOTES DUE 2003
                                   ---------

    The 8 1/8% Notes due 2003 (the "Offered Notes") are described in the accompanying prospectus and prospectus supplements. Interest on the Offered Notes will be payable on each February 3 and August 3, commencing August 3, 2001, as described herein, and in the accompanying prospectus and prospectus supplements. The Offered Notes will mature on February 3, 2003.

    The information in the accompanying prospectus and prospectus supplements under "Description of Debt Securities" and "Description of Notes" and so specified in Supplemental Indenture No. 1 and Supplemental Indenture No. 2, respectively, are applicable to the Offered Notes.

                                 --------------

                                                          PER OFFERED NOTE      TOTAL
                                                          ----------------   ------------
Price to investors(1)...................................       99.968%       $649,792,000
Underwriters' discount..................................         .350%         $2,275,000
Proceeds to PHH Corporation.............................       99.618%       $647,517,000

------------------------

(1) Plus accrued interest, if any, from the date of issuance

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this pricing supplement, the accompanying prospectus supplements or the accompanying prospectus. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in New York, New York on or about January 30, 2001.

                                 LEAD MANAGERS

LEHMAN BROTHERS                                              MERRILL LYNCH & CO.
                                   ---------

                                  CO-MANAGERS

BANC OF AMERICA SECURITIES LLC

           BANC ONE CAPITAL MARKETS, INC.

                      JP MORGAN

                                 CREDIT LYONNAIS SECURITIES

                                            SCOTIA CAPITAL

                                 --------------

            The date of this pricing supplement is January 26, 2001.

    You should rely on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplements and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplements and prospectus is accurate as of any date after the date of this pricing supplement.

                               TABLE OF CONTENTS
                               PRICING SUPPLEMENT

                                                                PAGE
                                                              --------
Description of the Offered Notes............................       P-3
Underwriters................................................       P-4

             PROSPECTUS SUPPLEMENT DATED JANUARY 26, 2001

Description of Notes........................................      S-1a

            PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2000

Risk Factors................................................       S-2
Description of Notes........................................       S-2
Special Provisions Relating to Foreign Currency Notes.......      S-16
Certain Federal Income Tax Considerations...................      S-20
Supplemental Plan of Distribution...........................      S-28

                              PROSPECTUS

Where You Can Find More Information.........................         2
PHH Corporation.............................................         3
Ratio of Earning to Fixed Charges...........................         4
Use of Proceeds.............................................         5
Description of Debt Securities..............................         5
Plan of Distribution........................................        13
Legal Matters...............................................        13
Experts.....................................................        13

                        DESCRIPTION OF THE OFFERED NOTES

    The following description of the particular terms of the Offered Notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of Debt Securities" in the accompanying prospectus, and of the Notes set forth under "Description of Notes" in the accompanying prospectus supplements, to which general description reference is hereby made. The following summary of certain terms and provisions of the Offered Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Offered Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying prospectus and prospectus supplements, the Offered Notes or the Indenture, as the case may be.

GENERAL

    The Offered Notes will be issued under the Indenture as supplemented by Supplemental Indenture No. 1 and Supplemental Indenture No. 2 between PHH Corporation and Bank One Trust Company, N.A., as trustee, which is more fully described in the accompanying prospectus and prospectus supplements.

    The Offered Notes will be initially issued as Book-Entry Notes as described under "Description of Notes--Global Notes" in the accompanying prospectus supplement.

MATURITY; INTEREST

    The Offered Notes will mature on February 3, 2003 (the "Stated Maturity Date"), and will be issued as Fixed Rate Notes bearing interest at a rate of 8 1/8% per annum from January 30, 2001, the date of issuance (the "Original Issue Date"). Interest on the Offered Notes will be payable on each February 3 and August 3 commencing August 3, 2001 (each such date, an "Interest Payment Date"). The Regular Record Date with respect to any Interest Payment Date will be the January 15 or July 15, as the case may be, immediately preceding such Interest Payment Date (whether or not any such Regular Record Date is a Business
Day). For purposes of this offering, "Interest Period" shall mean the period from and including each Interest Payment Date (or the Original Issue Date if no payment has been made) to but excluding the next succeeding Interest Payment Date.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in a Terms Agreement dated the date hereof, the Underwriters named below have agreed to purchase, and PHH Corporation has agreed to sell to them, severally, the respective principal amounts of Offered Notes set forth opposite their respective names below:

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                   OF OFFERED NOTES
-----------                                                   ----------------
Lehman Brothers Inc.........................................    $243,750,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................     243,750,000
Banc of America Securities LLC..............................      45,500,000
Banc One Capital Markets, Inc...............................      45,500,000
Chase Securities Inc........................................      45,500,000
Credit Lyonnais Securities (USA) Inc........................      13,000,000
Scotia Capital (USA) Inc....................................      13,000,000
                                                                ------------
          Total.............................................    $650,000,000
                                                                ============

    Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as lead managers for the Offered Notes. The Terms Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the Offered Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for the Offered Notes if any are taken.

    The Underwriters of the Offered Notes propose to offer part of the Offered Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .25% of the principal amount of the Offered Notes. The Underwriters and such dealers may reallow a discount of .125% of such principal amount to certain other dealers. After the initial offering of the Offered Notes, the offering price and other selling terms may from time to time be varied.

    PHH Corporation has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    PHH Corporation does not intend to apply for listing of the Offered Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Offered Notes as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Offered Notes.

    In order to facilitate the offering of the Offered Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Offered Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Offered Notes, the Underwriters may bid for, and purchase, the Offered Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Offered Notes in the offering, if the syndicate repurchases previously distributed Offered Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

    In the ordinary course of their business, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of the other Underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with PHH Corporation and certain of their affiliates.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 1, 2000 AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2000)

                                 $3,000,000,000

                                PHH CORPORATION

                               Medium-Term Notes
               Due Nine Months to 40 Years from the Date of Issue

                              DESCRIPTION OF NOTES

    If so specified in an applicable pricing supplement, the following covenant and additional terms set forth in this Prospectus Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of PHH Corporation's Medium-Term Notes, set forth in the prospectus and prospectus supplement dated November 1, 2000 and December 20, 2000 respectively, and will apply only to any issue of notes that specifically incorporates these provisions.

SIGNIFICANT ASSET SALE TRIGGERING EVENT

    If a Significant Asset Sale Triggering Event shall occur, each holder of notes shall have the right, at the holder's option, to require PHH Corporation to purchase all or any part of the holder's notes on the Purchase Date at a purchase price of 100% of the principal amount of the notes plus any interest accrued and unpaid on the notes through the Purchase Date.

    "Significant Asset Sale Triggering Event" means the occurrence of both a Significant Asset Sale and a Rating Decline.

    "Enumerated Business Segments" means the fleet, relocation or mortgage business segments as described in our most recent Annual Report on Form 10-K, dated March 10, 2000.

    "Purchase Date" means the date that is 60 business days after the occurrence of a Significant Asset Sale Triggering Event.

    "Rating Agencies" means Standard & Poor's Rating Services and Moody's Investors Services, Inc., or, if either Standard & Poor's or Moody's are not publicly rating the notes, then another nationally recognized securities rating agency shall be selected by PHH Corporation and substituted for whichever agency is not publicly rating the notes.

    "Rating Decline" means a decrease in the rating of the notes by either of the Rating Agencies by one or more gradations (including gradations within rating categories as well as between rating categories);

        PROVIDED that such reduction or decrease must occur upon or within 30 days after the occurrence of a Significant Asset Sale, PROVIDED HOWEVER, that such 30-day period shall be extended as long as the rating of the notes is under publicly announced consideration for possible downgrading by either of the Rating Agencies,

        PROVIDED FURTHER, that a Rating Decline shall not have occurred if, after a decrease in rating, the notes are rated at least Baa1 by Moody's AND A- by Standard & Poor's.

          The date of this Prospectus Supplement is January 26, 2001.

                                      S-1a

    "Significant Asset Sale" means (1) any sale by PHH Corporation or its subsidiaries of assets with a fair market value greater than $500 million, or
(2) the sale of 33 1/3% or more of the assets or capital stock, as the case may be, of any one of the Enumerated Business Segments, PROVIDED HOWEVER, that a Significant Asset Sale shall not include transactions in the ordinary course of business of PHH Corporation or its subsidiaries, including, but not limited to, asset securitization and similar transactions or the Avis-Rent-A-Car transaction described in PHH Corporation's Report on Form 8-K, dated November 20, 2000.

INTEREST RATE ADJUSTMENT

    PHH Corporation's current senior unsecured long-term debt rating (the "Debt Rating") by Moody's is Baa1 and the Debt Rating by Standard & Poor's Rating Service is A-.

    The interest rate on the notes will be subject to adjustment until maturity. In the event of a downgrade in the Debt Rating to or below Baa2 by Moody's or to or below BBB by Standard & Poor's, the interest rate on the notes will be adjusted in accordance with the table below.

    If either Moody's or Standard & Poor's changes the Debt Rating subsequent to an adjustment in the interest rate as a result of a previous Debt Rating change, the interest rate on the notes will be re-adjusted up or down in accordance with the table, except that no adjustment will cause the interest rate to be lower than the initial interest rate.

    The notes will bear interest at their initial rate from the closing date until the last interest payment date of the notes occurring prior to a downgrade requiring an adjustment. Beginning with the first day of the first Interest Period for the notes during which a Debt Rating change requires an adjustment in the interest rate, the notes will bear interest at the adjusted rate. Subsequent interest rate adjustments up or down will also become effective on the first day of the Interest Period in which the Debt Rating change occurs requiring such adjustment.

    The adjusted interest rate per annum for the notes will be the initial interest rate thereon increased by the sum of the Moody's and Standard & Poor's adjustment amount set forth below.

                        MOODY'S ADJUSTMENT                              S&P ADJUSTMENT
   MOODY'S RATING             AMOUNT               S&P RATING               AMOUNT
        Baa1                   0.00%               A- to BBB+                0.00%
        Baa2                   0.50%                   BBB                   0.50%
        Baa3                   1.00%                  BBB-                   1.00%
    Ba1 or lower               1.50%              BB+ or lower               1.50%

                                      S-2a

PROSPECTUS SUPPLEMENT

(To prospectus dated November 1, 2000)

                                 $3,000,000,000

                                PHH Corporation
                               Medium-Term Notes
               Due Nine Months to 40 years from the Date of Issue

                             General Terms of Sale

    The following terms will generally apply to the medium-term notes that we will sell from time to time using this prospectus supplement and the attached prospectus. We will include information on the specific terms for each note in a pricing supplement to this prospectus supplement that we will deliver to prospective buyers of any note. The maximum amount that we expect to receive from the sale of the notes is between $2,977,500,000 and $2,996,250,000 after paying the agent commissions of between $3,750,000 and $22,500,000.

Maturity:              9 months to 40 years from the  Interest Rates:  Fixed, floating, or zero
                       date of issue.                                  coupon.

Indexed Notes:         Payments of interest or        Ranking:         Medium-term notes are part of
                       principal may be linked to                      our senior indebtedness and
                       the price of one or more                        rank prior to our
                       securities, currencies,                         subordinated indebtedness.
                       commodities or other goods.

Redemption:            Terms of specific notes may    Other Terms:     You should review
                       permit or require redemption                    "Description of Notes" and
                       or repurchase at our option                     the pricing supplement for
                       or your option.                                 features that apply to your
                                                                       notes.

Risks:                 Currency risks may exist for
                       notes that are not payable in
                       dollars.

                            ------------------------

    Consider carefully the information under "Risk Factors" beginning on page S-2 of this prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                         Goldman, Sachs & Co.

                                                  Merrill Lynch & Co.

          The date of this Prospectus Supplement is December 20, 2000.

                                  RISK FACTORS

    Some of the notes that we issue under this prospectus supplement, any pricing supplement to this prospectus supplement and the attached prospectus may be payable in currencies other than dollars. This prospectus supplement, any pricing supplement and the attached prospectus do not describe all the current or future risks of an investment in any of those foreign currency notes. You should consult your own financial and legal advisors about the risks involved before purchasing any foreign currency notes. Foreign currency notes are not an appropriate investment if you are unsophisticated with respect to foreign currency transactions. See "Special Provisions Relating to Foreign Currency Notes" below.

                              DESCRIPTION OF NOTES

    The following description of the terms of our medium-term notes supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. If any specific information in this description is inconsistent with the description of the more general terms of the debt securities contained in the prospectus, you should rely on the information contained in this prospectus supplement.

    The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

GENERAL

    We will issue the notes under an indenture between us and Bank One Trust Company, N.A., as trustee. The notes we may offer will constitute a portion of a single series of debt securities for purposes of the indenture, and we have the right to increase the aggregate amount of notes that will still be part of the same series. At the date of this prospectus supplement, the aggregate principal amount of notes offered pursuant to this prospectus supplement is limited to $3,000,000,000 or its equivalent in foreign currencies or currency units. This amount will be reduced by an amount equal to the gross proceeds from the sales of other debt securities pursuant to the registration statement of which the accompanying prospectus is a part. The statements in this prospectus supplement concerning the notes and the indenture may not contain all of the information that is important to you. Accordingly, you should carefully read the provisions of the indenture, which is incorporated by reference into this prospectus supplement in its entirety, including the definitions of terms used in this prospectus supplement without definition. We have filed a copy of the indenture with the Securities and Exchange Commission as an exhibit to the registration statement of which the accompanying prospectus is a part.

    The notes will be unsecured obligations of ours and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other unsecured indebtedness. As of June 30, 2000, the aggregate amount of outstanding indebtedness to which the notes will rank equally, including medium-term notes, commercial paper and commercial bank notes, was $1,900,000,000. However, under general equitable principles, our right and the right of our creditors, including the holders of notes, to participate in any distributions of assets of our subsidiaries, if PHH were to be liquidated, is likely to be subject to the prior claims of creditors of the subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized or our subsidiaries were to be consolidated with us in any liquidation. As of June 30, 2000, our subsidiaries had $471,000,000 of outstanding indebtedness, excluding indebtedness owed to us or our other subsidiaries. The notes will not be subordinated in right of payment to any other of our indebtedness.

    The indenture does not limit the aggregate principal amount of debt securities which we may issue and permits debt securities to be issued in one or more series up to the aggregate principal amount which we may authorize from time to time. As of June 30, 2000, $390,000,000 aggregate principal amount of our medium-term notes was outstanding. We may, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities under the indenture.

    We will offer the notes on a continuing basis. The notes will have a stated maturity on any day from 9 months to 40 years from the date of issue, as selected by the initial purchaser and agreed to by us, and may be subject to redemption or repayment prior to stated maturity at the price or prices specified in the applicable pricing supplement. The maturity means the date on which the principal of the note or an installment of principal becomes due and payable as provided in the note, whether at the stated maturity date or by declaration of acceleration, call for redemption or otherwise. Unless otherwise specified in any applicable pricing supplement, each note will bear interest at either (a) a fixed rate or (b) a floating rate determined by reference to an interest rate formula or a base rate, which may be adjusted by adding or subtracting a particular spread and/or multiplying by a particular spread multiplier.

    We will issue each note initially as either a global note or a certificated note and, if denominated in U.S. dollars, in denominations of $1,000 and whole multiples of $1,000 or, if denominated in any foreign currency or currency units, the dollar equivalent in such foreign currency or currency units. For a description of the denominations of foreign currency notes see "Special Provisions Relating to Foreign Currency Notes." Certificated notes may be transferred or exchanged at the offices of the trustee, 14 Wall Street, Eighth Floor, Window 2, New York, New York 10005. Global notes may be transferred or exchanged through a participating member of the depositary, as discussed in more detail under "Global Notes" below. No service charge will be made for any registration of transfer or exchange of certificated notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed.

    We may offer the notes at different interest rates depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction. We may change interest rates or interest rate formulas from time to time but no change will affect any note previously issued or which we have agreed to sell.

    Unless we indicate otherwise in the applicable pricing supplement, the interest payment dates for fixed rate notes shall be those described below under "Fixed Rate Notes." The interest payment dates for floating rate notes will be indicated in the applicable pricing supplement. Unless we specify otherwise in the applicable pricing supplement, each regular record date for a fixed rate note or a floating rate note will be the fifteenth day next preceding each interest payment date, whether or not a business day.

    We refer to the notes in the accompanying prospectus as the debt securities. For a description of the rights attaching to different series of debt securities under the indenture, see "Description of Debt Securities" in the accompanying prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

    Payments of principal, premium, if any, and interest on global notes will be made to the depositary by wire transfer, either in same day funds or in next day funds. See "--Global Notes" below. In the case of certificated notes:

        (1) principal, premium, if any, and interest will be payable,

        (2) the transfer of the notes will be registrable, and

        (3) notes will be exchangeable for notes bearing identical terms and provisions, in each case, at the offices of the trustee, 14 Wall Street, Eighth Floor, Window 2, New York, New York 10005.

We have the option, however, to pay interest, other than at maturity, by check mailed to the address of the person in whose name the applicable note is registered at the close of business on the relevant regular record date as shown on the applicable security register. The global notes will be registered in the name of a nominee of the depositary. A holder of U.S. $10,000,000 or more in aggregate principal amount of notes of like tenor and term, or a holder of the equivalent value in a specified currency other than U.S. dollars, has the right to receive interest payments other than an interest payment due at maturity by wire transfer of immediately available funds to a designated account maintained in the United States, so long as the trustee has received proper instructions in writing from that holder on or prior to the applicable regular record date. The interest payment instructions will remain in effect until revoked or changed by written instructions received by the trustee from the holder. Any written revocation or change which is received by the trustee after a regular record date and before the related interest payment date will not be effective with respect to the interest payable on that interest payment date. Interest will be payable on each interest payment date specified in the note on which an installment of interest is due and payable and at maturity. If the original issue date of a note is between a regular record date and the related interest payment date, the initial interest payment will be made on the interest payment date following the next succeeding regular record date to the registered holder on the next succeeding regular record date unless we specify otherwise in the applicable pricing supplement.

    Unless we specify otherwise in an applicable pricing supplement, interest payments will be equal to the amount of interest accrued from and including the next preceding interest payment date in respect of which interest has been paid or duly provided for, or from and including the date of issue, if no interest has been paid with respect to the note, to but excluding the applicable interest payment date. In the case of certificated notes, payment of principal, premium, if any, and interest payable at maturity on each certificated note will be paid in immediately available funds against presentation of the certificated note at the offices of the trustee, 14 Wall Street, Eighth Floor, New York, New York 10005; provided that the certificated notes are presented to the trustee in time for the trustee to make the payments in the funds in accordance with its normal procedures. Interest payable at maturity will be payable to the person to whom the principal of the note will be paid.

    As used in the prospectus supplement, business day means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements:

        (1) it is not a legal holiday or a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York;

        (2) if the note is denominated or payable in a specified currency other than U.S. dollars:

           (a) it is not a day on which banking institutions are authorized or required by law or regulation to close in the major financial center of the country issuing the specified currency, which in the case of euro shall include the financial center of each country that issues a component currency of the euro and

           (b) it is a day on which banking institutions in that financial center are carrying out transactions in such specified currency; and

        (3) if the note is a LIBOR note, it is a London banking day.

A London banking day means any day on which dealings on deposits in U.S. dollars are transacted in the London interbank market.

REDEMPTION AND REPAYMENT

    Unless we specify otherwise in an applicable pricing supplement, we will not redeem the notes prior to their stated maturity. If we so specify in an applicable pricing supplement with respect to a note or notes, we will have the right to redeem the note or notes on or after the date set forth in the pricing supplement, either in whole or from time to time in part, at our option, at the redemption price or prices specified in the applicable pricing supplement, together with interest accrued thereon to but excluding the date of redemption, on notice given not more than 60 days nor less than 30 days prior to the date of redemption. The redemption price with respect to each note subject to redemption prior to stated maturity will be fixed at the time of sale and set forth in the applicable pricing supplement and in the applicable note.

    Unless we specify otherwise in an applicable pricing supplement, the notes will not be subject to repayment at your option. If we so specify in an applicable pricing supplement with respect to a note or notes, the note or notes will be subject to repayment at your option in accordance with the terms of the notes on their respective optional repayment dates fixed at the time of sale and set forth in the applicable pricing supplement and in the applicable note. On any optional repayment date with respect to a note, the note will be repayable in whole or in part at your option at a price specified in the applicable pricing supplement, together with interest thereon payable to the optional repayment date, on notice given by you to us not more than 60 days nor less than 30 days prior to the optional repayment date.

    If a note is represented by a global note, the depositary's nominee will be the holder of the note and therefor will be the entity through which you may exercise a right to repayment. In order to ensure that the depositary's nominee will timely exercise a right to repayment with respect to a particular note, you must instruct the broker or other direct or indirect participant through which you hold an interest in the note to notify the depositary of your desire to exercise a right to repayment. The depositary would then notify the trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, you should consult your broker or other direct or indirect participant through which you hold an interest in a global note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the depositary.

    Unless we specify otherwise in an applicable pricing supplement, the notes will not be subject to any sinking fund.

FIXED RATE NOTES

    Unless we specify otherwise in an applicable pricing supplement:

    - Each fixed rate note will bear interest from the date of issue at the annual rate stated on the face of the fixed rate note, payable semiannually on February 15 and August 15 of each year and at maturity;

    - Interest will be computed on the fixed rate notes on the basis of a 360-day year of twelve 30-day months; and

    - Interest on the fixed rate notes will be paid to the person in whose name the note is registered at the close of business on the regular record date, except that at maturity, interest will be payable to the person surrendering the note to whom principal will also be payable.

    If any interest payment date or the maturity of a fixed rate note falls on a day that is not a business day:

    - the payment will be made on the next business day as if it were made on the date such payment was due; and

    - no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity.

FLOATING RATE NOTES

    Each floating rate note will bear interest at a floating rate determined by reference to the base rate or interest rate formula specified in the applicable pricing supplement. Any floating rate note may also have either or both of the following:

    - a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and

    - a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

Interest on the floating rate notes will be determined by reference to a base rate, which may be:

        (a) the CD Rate in which case the note will be a CD Rate note;

        (b) the Commercial Paper Rate in which case the note will be a Commercial Paper Rate note;

        (c) the Federal Funds Effective Rate in which case the note will be a Federal Funds Effective Rate note;

        (d) LIBOR in which case the note will be a LIBOR note;

        (e) the Treasury Rate in which case the note will be a Treasury Rate note;

        (f) the Prime Rate in which case the note will be a Prime Rate note; or

        (g) any other base rate or interest rate formula as is stated in the pricing supplement.

    The applicable pricing supplement will specify the interest rate formula or the base rate and the index maturity, the spread and/or spread multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each floating rate note. In addition, the pricing supplement for the floating rate note may contain information concerning:

    - the calculation agent,

    - calculation dates,

    - initial interest rate,

    - interest determination dates,

    - interest payment periods,

    - interest payment dates,

    - maturity,

    - regular record dates,

    - interest reset dates,

    - interest reset periods,

    - any initial redemption dates,

    - any initial redemption percentage, and

    - any annual redemption percentage reduction and optional repayment date.

    The index maturity is the period to maturity of an instrument or obligation with respect to which the base rate is calculated. The spread is the number of basis points above or below the base rate applicable to a floating rate note, and the spread multiplier is the percentage of the base rate applicable to the interest rate for a floating rate note. We may change the spread, spread multiplier, index maturity and other variable terms of the floating rate notes from time to time, but no change will affect any floating rate note previously issued or as to which we have accepted an offer to purchase.

    Unless we specify otherwise in an applicable pricing supplement, the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually on an interest reset date, as specified in the applicable pricing supplement. Unless we specify otherwise in an applicable pricing supplement, the interest reset date will be:

    - in the case of floating rate notes which reset daily, each business day;

    - in the case of floating rate notes which reset weekly, other than Treasury Rate notes, the Wednesday of each week;

    - in the case of treasury rate notes which reset weekly, the Tuesday of each week, except as provided below;

    - in the case of floating rate notes which reset monthly, the third Wednesday of each month;

    - in the case of floating rate notes which reset quarterly, the third Wednesday of each February, May, August and November;

    - in the case of floating rate notes which reset semi-annually, the third Wednesday of each of the two months of each year specified in the applicable pricing supplement; and

    - in the case of floating rate notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

Unless we specify otherwise in an applicable pricing supplement, the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note will be the initial interest rate stated in the applicable pricing supplement. If any interest reset date for any floating rate note would otherwise be a day that is not a business day for that floating rate note, the interest reset date for that floating rate note will be postponed to the next day that is a business day for that floating rate note, except that in the case of a LIBOR note, if the business day is in the next succeeding calendar month, the interest reset date shall be the immediately preceding business day.

    The interest rate applicable to each interest accrual period commencing on an interest reset date will be the rate determined by reference to the interest determination date. The interest determination date will be:

    - the second business day prior to the interest reset date for a Commercial Paper Rate note, a Federal Funds Effective Rate note, a CD Rate note or a Prime Rate note;

    - the second London banking day prior to such interest reset date for a LIBOR note; and

    - the day of the week in which such interest reset date falls on which Treasury bills would normally be auctioned for a Treasury Rate note.

    Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, that Friday will be the Treasury interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction date falls on any interest reset date for a Treasury Rate note, then the interest reset date shall instead be the first business day immediately following the auction date.

    With respect to a floating rate note, accrued interest is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date for which interest has been paid, as the case may be, to the date for which accrued interest is being calculated. Unless otherwise specified in an applicable pricing supplement, the interest factor for each day is computed by dividing the interest rate applicable to that date by 360, in the case of Commercial Paper Rate notes, CD Rate notes, Federal Funds Effective Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes.

    All percentages resulting from any calculation with respect to floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% or .09876545 would be rounded to 9.87655% or .0987655. All dollar amounts used in or resulting from the calculation on floating rates notes will be rounded to the nearest cent with one half cent being rounded upward. The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and the interest rate which will become effective as a result of a determination made with respect to the most recent interest determination date with respect to any note. Unless we specify otherwise in an applicable pricing supplement, the trustee will be the calculation agent for the floating rate notes. Unless we specify otherwise in an applicable pricing supplement, the calculation date, where applicable, pertaining to any interest determination date will be the earlier of:

    - the tenth calendar day after the interest determination date or if that day is not a business day, the next succeeding business day; and

    - the business day next preceding the relevant interest payment date or maturity, as the case may be.

    In addition to any specified maximum interest rate which may be applicable to any floating rate note, the interest rate on the notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest on a loan to a corporation is 25% per annum on a simple interest basis. The limit may not apply to floating rate notes in which $2,500,000 or more has been invested.

    Each floating rate note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. Except as provided below, and unless otherwise indicated in an applicable pricing supplement, interest will be payable:

    - in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of February, May, August and November of each year, as specified in the applicable pricing supplement;

    - in the case of floating rate notes which reset quarterly, on the third Wednesday of February, May, August and November of each year;

    - in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

    - in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement and in each case, at maturity.

    If any interest payment date, other than an interest payment date occurring at maturity, for any floating rate note other than a LIBOR note would fall on a day that is not a business day with respect to such note, the interest payment date will be the following day that is a business day with respect to the note. In the case of a LIBOR note, however, if the business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding day that is a business day with respect to such LIBOR note. If the maturity of any floating rate note would fall on a day that is not a business day, the payment of interest, principal and premium, if any, may be made on the next succeeding business day, and no interest on the payment will accrue for the period from and after maturity.

COMMERCIAL PAPER RATE NOTES

    A Commercial Paper Rate note will bear interest at the interest rate, calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any, specified in the Commercial Paper Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, Commercial Paper Rate means, with respect to any Commercial Paper interest determination date, the money market yield, calculated as described below, on that date of the rate for commercial paper having the index maturity designated in the applicable pricing supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System under the heading "Commercial Paper--Nonfinancial."

    The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    - In the event that the Commercial Paper Rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to a Commercial Paper interest determination date, then the Commercial Paper Rate will be the money market yield on the Commercial Paper interest determination date of the rate for commercial paper having the index maturity designated in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" under the heading "Commercial Paper."

    - If by 3:00 P.M., New York City time, on the calculation date the rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Commercial Paper interest determination date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper interest determination date, of three leading dealers of commercial paper in New York City selected by the calculation agent for commercial paper having the index maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency.

    - If the three dealers selected above by the calculation agent are not quoting that rate, the Commercial Paper Rate with respect to such Commercial Paper interest determination date will be the Commercial Paper Rate in effect on such Commercial Paper interest determination date.

    Money market yield will be a yield, expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percent, calculated in accordance with the following formula:


                                          D X 360
MoneyMarketYield          =             -------------                 X  100
                                        360-(D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

CD RATE NOTES

    A CD Rate note will bear interest at the interest rate, calculated with reference to the CD Rate and the spread and/or spread multiplier, if any, specified in the CD Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, CD Rate means, with respect to any CD interest determination date, the rate on such date for negotiable certificates of deposit having the index maturity designated in the CD Rate note as published in H.15(519) under the heading "CDs (Secondary Market)."

    The following procedures will be followed if the CD Rate cannot be determined as described above:

    - If the above rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to the CD interest determination date, the CD Rate will be the rate on the CD interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published in Composite Quotations under the heading "Certificates of Deposit."

    - If the rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the calculation date pertaining to the CD interest determination date, the CD Rate will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in a denomination of $5,000,000.

    - If the three dealers selected above by the calculation agent are not quoting that rate, the CD Rate with respect to the CD interest determination date will be the CD Rate in effect on the CD interest determination date.

FEDERAL FUNDS EFFECTIVE RATE NOTES

    A Federal Funds Effective Rate note will bear interest at the interest rate, calculated with reference to the Federal Funds Effective Rate and the spread and/or spread multiplier, if any, specified in the Federal Funds Effective Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, Federal Funds Effective Rate means, with respect to any Federal Funds interest determination date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

    The following procedures will be followed if the Federal Funds Effective Rate cannot be determined as described above:

    - If the above rate is not published by 9:00 A.M., New York City time, on the calculation date pertaining to the Federal Funds interest determination date, the Federal Funds Effective Rate will be the rate on the Federal Funds interest determination date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

    - If the rate is not yet published in either H.15(519) or Composite Quotations by 9:00 A.M., New York City time, on the calculation date pertaining to the Federal Funds interest determination date, then the Federal Funds Effective Rate for the Federal Funds interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the calculation agent as of 9:00 A.M., New York City time, on the Federal Funds interest determination date;

    - If the three brokers selected above by the calculation agent are not quoting that rate, the Federal Funds Effective Rate with respect to the Federal Funds interest determination date will be the Federal Funds Effective Rate in effect on the Federal Funds interest determination date.

LIBOR NOTES

    A LIBOR note will bear interest at the interest rate, calculated with reference to LIBOR and the spread and/or spread multiplier, if any, specified in the LIBOR note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, LIBOR will be determined by the calculation agent in accordance with the following provisions:

           (1) With respect to a LIBOR interest determination date, LIBOR will be, as specified in the applicable pricing supplement, either:

               (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following such LIBOR interest determination date, that appears on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR interest determination date, if at least two such offered rates appear on the Reuters Screen LIBO Page. LIBOR as calculated as described in this clause (a) will be referred to as LIBOR Reuters; or

               (b) the rate for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following such LIBOR interest determination date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR interest determination date. LIBOR as calculated as described in this clause (b) will be referred to as LIBOR Telerate.

    Reuters Screen LIBO Page means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service, or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks. Telerate Page 3750 means the display designated as page "3750" on the Bridge Telerate Service, or any other page as may replace the 3750 page on that service or any other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

    If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If at least two offered rates appear on the Telerate Page 3750, the rate in respect of the LIBOR interest determination date will be the arithmetic mean of the offered rates as determined by the calculation agent. If fewer than two offered rates appear on the Telerate Page 3750, or if no rate appears on the Reuters Screen LIBO Page, as applicable, LIBOR in respect of such LIBOR interest determination date will be determined as if the parties had specified the rate described in (2) below.

           (2) On any LIBOR interest determination date on which fewer than two offered rates appear on the Reuters Screen LIBO Page as specified in paragraph (1)(a) above, or on which no rate appears on the Telerate Page 3750, as specified in paragraph (1)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks, which will be referred to in this clause (2) as the reference banks, in the London interbank market selected by the calculation agent at approximately 11:00 A.M., London time, on the LIBOR interest determination date to prime banks in the London interbank market, having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following the LIBOR interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. The calculation agent will request the principal London office of each of the reference banks to provide a quotation of its rate.

               (a) If at least two quotations are provided, LIBOR in respect of the LIBOR interest determination date will be the arithmetic mean of the quotations.

               (b) If fewer than two quotations are provided, LIBOR in respect of the LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the calculation agent at approximately 11:00 A.M., New York City time, on the LIBOR interest determination date for loans in U.S. dollars to leading European banks, having the index maturity designated in the applicable pricing supplement, the loans commencing on the second London banking day immediately following such LIBOR interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time.

               (c) If the banks in New York City selected in paragraph (b) by the calculation agent are not quoting as mentioned in this sentence, LIBOR with respect to the LIBOR interest determination date will be LIBOR in effect on the LIBOR interest determination date.

TREASURY RATE NOTES

    A Treasury Rate note will bear interest at the interest rate, calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any, specified in the Treasury Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, Treasury Rate means, with respect to any Treasury interest determination date, the rate for the most recent auction of direct obligations of the United States, which shall be referred to in this prospectus supplement as Treasury Bills, having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading Pricing "U.S. Government Securities--Treasury Bills--auction average (investment)."

    The following procedures will be followed if the Treasury Rate cannot be determined as described above.

    - If the rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to the Treasury interest determination date, the auction average rate, expressed as a bond equivalent, rounded, if necessary, to the nearest one hundred-thousandth of a percent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, as otherwise announced by the U.S. Department of the Treasury.

    - If the result of the auction of Treasury Bills having the index maturity designated in the applicable pricing supplement is not otherwise reported as provided above by 3:00 P.M., New York City time, on the calculation date or, if no auction is held in a particular week, then the Treasury Rate shall be calculated by the calculation agent and shall be a yield to stated maturity, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury interest determination date, of three leading primary U.S. securities dealers selected by the calculation agent for the issue of Treasury Bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement.

    - If the three dealers selected above by the calculation agent are not quoting that rate, the Treasury Rate with respect to the Treasury interest determination date will be the Treasury Rate in effect on the Treasury interest determination date.

PRIME RATE NOTES

    A Prime Rate note will bear interest at the interest rate, calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any, specified in the Prime Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, Prime Rate means, with respect to any Prime interest determination date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

    - If the rate is not published prior to 9:00 A.M. New York City time, on the calculation date pertaining to the Prime interest determination date, then the Prime Rate will be determined by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page, as defined below, as the bank's prime rate or base lending rate as in effect for that Prime interest determination date.

    - If fewer than four rates but more than one rate appear on the Reuters Screen USPRIME1 Page for the Prime interest determination date, the Prime Rate will be determined by the calculation agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime interest determination date by four major money center banks in New York City selected by the calculation agent.

    - If fewer than two rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the calculation agent on the basis of the rates furnished in New York City by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the calculation agent to provide the rate or rates.

    - If the banks selected above are not quoting that rate, the Prime Rate will be the Prime Rate in effect on the Prime interest determination date. Reuters Screen USPRIME1 Page means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service or any other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

FOREIGN CURRENCY AND INDEX-LINKED NOTES

    If any note is not to be denominated in U.S. dollars, some provisions with respect to that note will be set forth in a foreign currency pricing supplement which will indicate the specified currency in which the principal, premium, if any, and interest with respect to such note are to be paid, along with any other terms relating to the specified currency. The pricing supplement also will provide specific historic exchange rate information, currency risks relating to the specific currencies selected, investment considerations and additional tax considerations.

    Amounts due on a note in respect of principal, premium, if any, and interest may be determined with reference to:

       (a) a currency exchange rate or rates,

       (b) a securities or commodities exchange index,

       (c) the value of a particular security or commodity or

       (d) any other index or indices.

    The notes described in clauses (a) through (d) above are referred to in this prospectus supplement as Index-Linked notes. The pricing supplement relating to an Index-Linked note will state the method by and terms on which the amount of principal payable at stated maturity, or upon redemption or repayment, if applicable, and interest, premium or the amortized face amount, if any, will be determined, the tax consequences to holders of Index-Linked notes, a description of risks associated with investments in Index-Linked notes and other information relating to Index-Linked notes.

    An investment in notes indexed, as to principal or interest or both, to one or more values of currencies, including exchange rates between currencies, commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of a note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of a note is so indexed, the principal amount payable at maturity may be less than the original purchase price of the note if allowed pursuant to the terms of the note, including the possibility that no principal will be paid. The secondary market for the notes will be affected by a number of factors independent of the creditworthiness of the issuer and the value of the applicable currency, commodity or interest rate index, including:

    - the volatility of the applicable currency, commodity or interest rate index;

    - the time remaining to the maturity of the notes;

    - the amount outstanding of the notes; and

    - market interest rates.

    The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to the notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of the currencies, commodities or interest rate indices during the term of any note. The credit ratings assigned to our medium-term note program are a reflection of our credit status, and are not a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

GLOBAL NOTES

    The notes may be issued in whole or in part in the form of one or more fully registered notes which will be deposited with, or on behalf of, the depositary and registered in the name of the depositary's nominee. Except as set forth below, a global note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of such successor.

    The depositary has advised us and the agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and certain other organizations, some of which and/or their representatives own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through participants.

    Upon the issuance by us of notes represented by a global note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. The accounts to be credited shall be designated by the agents or by us, if the notes are offered and sold directly by us.

    If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue notes in certificated form in exchange for each global note. In addition, we may at any time determine not to have notes represented by one or more global notes, and, in such event, we will issue notes in certificated form in exchange for the global note or notes representing such notes. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in certificated form of notes equal in principal amount to their beneficial interest and to have the notes registered in their name. notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof which is a whole multiple of $1,000 and will be issued in fully registered form only.

    For a more complete description of global notes, see "Description of Debt Securities--Global Securities" in the attached prospectus.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless we indicate otherwise in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the notes will be made in U.S. dollars. The following provisions shall apply to foreign currency notes. These provisions are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the notes set forth in the attached prospectus and elsewhere in this prospectus supplement.

    Foreign currency notes are issuable in registered form only, without coupons. The denominations for particular foreign currency notes will be specified in the applicable pricing supplement.

    Unless we provide otherwise in the applicable pricing supplement, payment of the purchase price of foreign currency notes will be made in immediately available funds.

    Unless we indicate otherwise in the applicable pricing supplement, all currency and currency unit amounts used and resulting from calculations relating to currencies for a Foreign Currency note will be rounded to the nearest one-hundredth of a unit, with five one-thousandths of a unit being rounded upwards.

CURRENCIES

    Unless we specify otherwise in the applicable pricing supplement, purchasers are required to pay for foreign currency notes in the specified currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the third business day preceding the date of delivery of the notes, or by any other day as determined by the agent which presented the offer to purchase the notes to us, the agent is prepared to arrange for the conversion of U.S. dollars into the specified currency stated in the applicable pricing supplement to enable the purchasers to pay for the notes. Each conversion will be made by the applicable agent on terms and subject to conditions, limitations and charges as the applicable agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the notes. The foreign currency notes provide that, in the event of an official redenomination of a foreign currency or currency unit, our obligations with respect to payments on notes denominated or payable in the foreign currency or currency unit will, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of redenominated currency representing the amount of the obligations immediately before such redenomination. In no event, however, will any adjustment be made to any amount payable under the notes as a result of any change in the value of such foreign currency or currency unit relative to any other currency due solely to fluctuations in exchange rates. See "Foreign Currency Risks--Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

    We will pay the principal of, premium, if any, and interest on Foreign Currency notes in the specified currency. However, the exchange rate agent appointed by us will convert all payments of principal of, premium, if any, and interest on foreign currency notes to U.S. dollars. Unless we specify otherwise in the applicable pricing supplement, the holder of a foreign currency note may elect to receive payments in the specified currency as described below.

    Unless the holder has elected otherwise or unless we specify otherwise in the applicable pricing supplement, payment in respect of a foreign currency note shall be made in U.S. dollars based upon the exchange rate as determined by the exchange rate agent based on the quotation for such non-U.S.

dollar currency or composite currency appearing at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable date of payment, on the bank composite or multi-contributor pages of the Telerate Monitor Foreign Exchange Service or, if such service is not then available to the exchange rate agent, the Reuters Monitor Foreign Exchange Service or, if neither is available, on a comparable display or in a comparable manner as we and the exchange rate agent shall agree, for the first three banks, or two, if three are not available, in chronological order, appearing on a list of banks agreed to by us and the exchange rate agent prior to the second business day, which are offering quotes. The exchange rate agent will then select from among the selected quotations in a manner specified in the applicable pricing supplement. If fewer than two bids are available, then the conversion will be based on the market exchange rate, as defined below, as of the second business day preceding the applicable payment date. Market exchange rate means the noon U.S. dollar buying rate in The City of New York for cable transfers of the relevant currency as certified for customs purposes by the Federal Reserve Bank of New York. If no market exchange rate as of the second business day preceding the applicable payment date is available, payments will be made in the specified currency, unless the specified currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control, in which case payment will be made as described below under "Payment Currency." All currency exchange costs will be borne by the holders of the notes by deductions from payments.

    Unless we specify otherwise specified in the applicable pricing supplement, a holder of foreign currency notes may elect to receive payment of the principal of, premium, if any, and interest on the notes in the specified currency by transmitting a written request for such payment to the principal office of the trustee, 14 Wall Street, Eighth Floor, New York, New York 10005, on or prior to the regular record date or at least fifteen days prior to maturity, as the case may be. The request may be in writing, mailed or hand delivered, or by cable, telex or other form of facsimile transmission. A holder of a foreign currency note may elect to receive payment in the specified currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. The election will remain in effect until revoked by written notice to the trustee, 14 Wall Street, Eighth Floor, New York, New York 10005, but written notice of any such revocation must be received by the trustee on or prior to the regular record date or at least fifteen days prior to maturity, as the case may be. Holders of foreign currency notes whose foreign currency notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

    Interest on foreign currency notes paid in U.S. dollars will be paid in the manner specified in the attached prospectus and this prospectus supplement for interest on notes denominated in U.S. dollars. Interest on foreign currency notes paid in the specified currency will be paid by a check drawn on an account maintained at a bank outside the United States, unless other arrangements have been made. The principal and premium, if any, of foreign currency notes, together with interest accrued and unpaid thereon, due at maturity will be paid in immediately available funds against presentation of such foreign currency notes at the offices of the trustee, 14 Wall Street, Eighth Floor, New York, New York 10005.

PAYMENT CURRENCY

    Except as set forth below, if payment in respect of a foreign currency note is required to be made in a specified currency and the currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing the currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on that due date in respect of the foreign currency note shall be made in U.S. dollars. The amount payable on any date in the specified currency shall be converted into U.S. dollars at the market exchange rate, on the date of such payment. In the event the market exchange rate is not then available, we will be entitled to make payments in U.S. dollars:

        (1) if such specified currency is not a composite currency, on the basis of the most recently available market exchange rate for such specified currency or

        (2) if the specified currency is a composite currency, in an amount determined by the exchange rate agent to be the sum of the results obtained by multiplying the number of units of each component currency of the composite currency, as of the most recent date on which the composite currency was used, by the market exchange rate for the component currency on the second business day prior to such payment date, or if such market exchange rate is not then available, by the most recently available market exchange rate for such component currency.

    If payment in respect of a foreign currency note is required to be made in Euros and Euros are unavailable due to the imposition of exchange controls or other circumstances beyond our control, or are no longer used in the European Monetary System, then all payments due on that date in respect of the foreign currency note will be made in U.S. dollars. The amount so payable on any date in Euros shall be converted into U.S. dollars at a rate determined by the exchange rate agent as of the second business day prior to the date on which such payment is due on the following basis. The component currencies of the Euros for this purpose shall be the currency amounts that were components of the Euros as of the last date on which Euros were used in the European Monetary System. The equivalent of Euros in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the components. The U.S. dollar equivalent of each of the components will be determined by the exchange rate agent on the basis of the most recently available market exchange rate, or as otherwise indicated in the applicable pricing supplement.

    All determinations referred to above made by the exchange rate agent shall be subject to approval by us.

FOREIGN CURRENCY RISKS

    This prospectus supplement, any pricing supplement to this prospectus supplement and the attached prospectus do not describe all the risks of an investment in foreign currency notes as they exist at the date of this prospectus supplement or as the risks may change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes. The notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

GOVERNING LAW AND JUDGMENTS

    The notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated or payable in any currency other than the U.S. dollar. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in foreign currency notes entails significant risks that are not associated with a similar investment in a security denominated and payable in U.S. dollars. Such risks include, without limitation:

    - the possibility of significant market changes in rates of exchange between the U.S. dollar and the various foreign currencies,

    - the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies resulting from official redenomination with respect to a specified currency, and

    - the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

These risks generally depend on factors over which we have no control, such as economic and political events and on the supply of and demand for the relevant currencies. In recent years rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against the U.S. dollar would result in a decrease in the effective yield of such foreign currency note below its coupon rate, and in certain circumstances could result in a loss to the investor, on a U.S. dollar basis.

    Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency at an interest payment date or at maturity of a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, and premium, if any, or interest in any specified currency other than U.S. dollars. Even if there are no actual exchange controls, it is possible that on an interest payment date or at maturity of a particular foreign currency note, the specified currency for that foreign currency note would not be available to us due to circumstances beyond our control. In any such event, we will make required payments in U.S. dollars on the basis described herein. Unless we specify otherwise in the applicable pricing supplement, notes denominated or payable in a specified currency other than U.S. dollars or euros will not be sold in or to residents of the country issuing the specified currency. The information set forth in this prospectus supplement and the applicable pricing supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal and premium, if any, or interest on the notes. These persons should consult their own counsel with regard to such matters.

    Pricing supplements relating to foreign currency notes will indicate the specified currency in which the principal, premium, if any, and interest with respect to the note are to be paid, along with other terms relating to the specified currency. The pricing supplement also will provide specific historic exchange rate information, currency risks relating to the specific currencies selected, investment considerations and additional tax considerations. The information in the pricing supplement concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences of the ownership of notes. It deals only with notes held as capital assets and not with special classes of holders, such as:

    - banks,

    - tax-exempt entities,

    - regulated investment companies,

    - common trust funds,

    - dealers in securities or currencies,

    - life insurance companies,

    - persons holding notes as a hedge against currency risks, and

    - United States holders, as defined below under "United States holders", whose functional currency is not the U.S. dollar.

    In addition, this summary does not address the federal income tax consequences of owning indexed notes. These consequences will be addressed in the applicable pricing supplement. The discussion is based upon the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder as of the date of this prospectus supplement. These authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below. The following discussion of the United States federal income tax consequences is based on the classification of the notes as debt of PHH, which determination would be made at the time of the issuances of the notes. If, as a result of the particular features of a particular issue of notes, an adverse change in the financial condition of the issuer, or otherwise, the status of the notes as debt for United States federal income tax purposes were to be challenged, payments on the notes could be characterized as dividends and subject to United States federal withholding tax to the extent paid to non-United States holders. The remaining discussion assumes that the notes will be classified as debt.

    You should consult your tax advisor concerning the United States federal income tax consequences applicable to your particular situation, as well as any consequences under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

    For purposes of this discussion, a United States holder means:

        (1) a citizen or resident of the United States;

        (2) a partnership or corporation created or organized in or under the law of the United States or of any State of the United States;

        (3) an estate the income of which is subject to United States federal income tax regardless of its source;

        (4) any trust if:

           (A) a court within the United States is able to exercise primary supervision over the administration of the trust; and

           (B) one or more United States fiduciaries have the authority to control all substantive decisions of the trust; and

        (5) any other person that is subject to United States federal income tax on interest income derived from a note as a result of such income being effectively connected with the conduct by such person of a trade or business within the United States.

A United States holder also includes certain former citizens of the United States whose income and gain on the notes will be subject to U.S. income tax.

PAYMENTS OF INTEREST

    Interest on a note, whether payable in the specified currency or U.S. dollars, that constitutes "qualified stated interest," as defined below under "Original Issue Discount," will be taxable to a United States holder as ordinary interest income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. In the case of a United States holder of a foreign currency note using a cash method of accounting, the amount of taxable interest income for United States federal income tax purposes will be determined in the specified currency and translated into U.S. dollars using the spot exchange rate on the date of receipt, regardless of whether the interest is in fact paid in or converted to U.S. dollars. In the case of a United States holder of a foreign currency note using an accrual method of accounting, the amount of taxable interest will depend on whether the holder has made a valid election to use a "spot accrual convention" pursuant to regulations under the Internal Revenue Code. If the holder has made this election, the amount of taxable interest will be measured in the specified currency and translated into U.S. dollars using the spot exchange rate in effect on the last day of the accrual period, or last day of a partial accrual period ending on the last day of the holder's taxable year; or where interest is paid within five business days of such last day, the exchange rate in effect on the date of receipt may be used. If the holder has not made such an election, the amount of taxable interest will be measured in the specified currency and translated into U.S. dollars using the average exchange rate in effect during the accrual period. A United States holder of a foreign currency note on the accrual method will also recognize ordinary income or loss for federal income tax purposes upon receipt of accrued interest income and upon the sale, retirement or other disposition of a note. This gain or loss is referred to in this prospectus supplement as exchange gain or loss. The exchange gain or loss, if any, will be measured by subtracting the amount of taxable interest accrued in the manner described above with respect to any accrual period from the U.S. dollar value of the interest income received attributable to that accrual period. The U.S. dollar value of the interest payment received will be determined by translating the units of specified currency received into dollars using the spot exchange rate in effect on the date of receipt of the interest income or disposition of the note.

ORIGINAL ISSUE DISCOUNT

    GENERAL. A note will generally be treated as having been issued at an original issue discount if the excess of its "stated redemption price at maturity" over its "issue price" equals or exceeds 1/4 of 1 percent of the note's stated redemption price at maturity multiplied by the number of complete years to its stated maturity, or in the case of installment obligations, the weighted average maturity. "Stated redemption price at maturity" is the total of all payments provided by the note that are not payments of "qualified stated interest." "Issue price" is the first price at which a substantial amount of the notes are sold for money other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Generally, "qualified stated interest" is stated interest that is unconditionally payable in cash or property other than debt instruments of the issuer at least annually in an amount equal to the product of the outstanding principal amount of the note and, with respect to a fixed rate note, a single fixed rate of interest, adjusted to account appropriately for any differing lengths of intervals between payments. Qualified stated interest also includes stated interest on certain variable rate debt instruments that satisfy certain requirements of the Treasury regulations applicable to original issue discount obligations if the interest is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually. A floating rate note may or may not qualify as a variable rate debt instrument under the original issue discount regulations depending on its interest rate formula and other terms as set forth in the applicable pricing supplement.

    In some cases, notes that bear stated interest and are issued at par may be deemed to have original issue discount for federal income tax purposes, with the result that the inclusion of interest in the holder's income may vary from the actual cash payments of interest on such notes, generally accelerating income for cash or accrual method taxpayers. We will give notice in the applicable pricing supplement when we determine that a particular note will be a discount note. Unless an applicable pricing supplement so indicates, floating rate notes will not be discount notes.

    United States holders of discount notes having a stated maturity of more than one year from their date of issue will have to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by a United States holder of a discount note is the sum of the daily portions of original issue discount with respect to the discount note for each day during the taxable year or portion of the taxable year in which it holds the note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original discount allocable to that accrual period. The amount of original issue discount allocable to an accrual period is the excess of

        (a) the product of the discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and adjusted for the length of such period, over

        (b) the sum of the qualified stated interest payments, if any, payable, or treated as payable, on the discount note during the accrual period.

    Under the original issue discount regulations, the "accrual period" may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The "adjusted issue price" of the discount note at the start of any accrual period is the sum of the issue price of such note plus the accrued original issue discount for each prior accrual period minus any prior payments on the note that were not payments of qualified stated interest. The amount of original issue discount includible in income is adjusted for any United States holder who acquires a discount note at a premium over its adjusted issue price but at an amount less than or equal to the sum of all amounts payable on the instrument after the acquisition date, other than payments of qualified stated interest. It should be noted that the original issue discount regulations require modifications to be made to the method for determining original issue discount in the case of variable rate instruments.

    Under the rules described above, United States holders of discount notes will have to include in income increasingly greater amounts of original issue discount in successive accrual periods and in advance of any payment of cash related thereto.

    At the time we issue a note, we will make a determination based on the applicable Treasury Regulations and other authorities whether the note bears original issue discount. We are required to report the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt holders.

    OPTIONAL REDEMPTION OF NOTES. Under the original issue discount regulations, for purposes of calculating the stated redemption price at maturity, if either we or the holder have an option to redeem, or cause the redemption of, a note prior to its stated maturity, the option will be presumed to be exercised if, by utilizing any date on which the note may be redeemed as its maturity date and the amount payable on such date in accordance with the terms of the note as its stated redemption price at maturity, the yield on the note would be

        (1) in the case of an option of ours, lower than its yield to maturity computed without assuming the option to be so exercised or

        (2) in the case of an option of the holder, higher than its yield to maturity computed without assuming the option to be so exercised.

If the option is not in fact exercised when presumed to be exercised, the note would be treated solely for original issue discount purposes as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the adjusted issue price of the original note on that date. Notice will be given in an applicable pricing supplement when we determine that a particular note will be deemed to have a maturity date for federal income tax purposes prior to its stated maturity.

    SHORT TERM DISCOUNT NOTES. Under the original issue discount regulations, a note that matures one year or less from the date of its issuance, or a short-term discount note, will be treated as having been issued at a discount equal to the excess of the total principal and interest payments on the note over its issue price, or its tax basis if the United States holder so elects. In general, an individual or other cash basis United States holder of a short-term discount note is not required to accrue short-term discount for United States federal income tax purposes unless it elects to do so. Accrual basis United States holders and certain other United States holders, including banks and dealers in securities, are required to accrue the short-term discount on short-term discount notes on a straight-line basis unless an election is made to accrue the short-term discount under the constant-yield method, based on daily compounding. In the case of a United States holder not required and not electing to include the short-term discount in income currently, any gain realized on the sale or retirement of the short-term discount note will be ordinary income to the extent of the short-term discount accrued on a straight-line basis, unless an election is made to accrue the short-term discount under the constant-yield method, through the date of sale or retirement. United States holders who are not required and do not elect to accrue the short-term discount on short-term discount notes will be required to defer deductions for interest on borrowings allocable to short-term discount notes in an amount not exceeding the deferred income until the deferred income is realized.

    FOREIGN CURRENCY NOTES. The amount of original issue discount for any accrual period on a discount note that is a foreign currency note will depend on whether the holder has made a valid election to use a "spot accrual convention" pursuant to regulations under the Internal Revenue Code. If the holder has made such an election, original issue discount will be determined in the specified currency and translated into U.S. dollars using the spot exchange rate in effect on the last day of the accrual period, or last day of a partial accrual period ending on the last day of the holder's taxable year; or where interest is paid within five business days of such last day, the exchange rate in effect on the date of receipt may be used. If the holder has not made an election, original issue discount will be determined in the specified currency and translated into U.S. dollars using the average exchange rate in effect during the accrual period. A United States holder of a discount note that is a foreign currency note will also recognize ordinary income or loss, or exchange gain or loss, upon receipt of an amount attributable to original issue discount, whether in connection with a payment of interest or the sale or retirement of a discount note. The exchange gain or loss, if any, will be measured by subtracting the amount of original issue discount accrued in the manner described above with respect to the accrual period from the U.S. dollar value of the amount received attributable to that accrual period. The U.S. dollar value of the amount received will be determined by translating the units of specified currency received into dollars using the spot exchange rate in effect on the date of receipt of payment or sale or retirement of the note.

    NOTES ISSUED AT A PREMIUM. A United States holder that purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest will be considered to have purchased the note at a "premium" and will not be required to include any original issue discount in income. A United States holder may generally elect to amortize the premium over the remaining term of the note on a constant-yield method. The amount amortized in any year will be treated as a reduction of the United States holder's interest income from the note in such year. Any election will apply to all debt instruments, other than debt instruments the interest on which is excludable from gross income, held by the United States holder at the beginning of the first taxable year to which the election applies and to any such debt instruments thereafter acquired by the United States holder, and is irrevocable without the consent of the Internal Revenue Service. Bond premium on a note held by a United States holder that does not make such election will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the note. If a note is callable by us before its stated maturity, the earlier call date will be considered as the maturity if it results in a smaller amortizable bond premium attributable to the period of earlier call date. If a note is not then called on the earlier call date, any unamortized bond premium must then be amortized to a succeeding call date or to maturity. Some of the notes may be callable prior to stated maturity. Therefore United States holders should consult with their tax advisors to determine whether this rule will apply to their individual situation. Bond premium on a Foreign Currency note will be computed in the applicable specified currency. With respect to a United States holder that elects to amortize the premium, the amortizable bond premium will reduce interest income measured in units of the specified currency. At the close of any period in which a portion of the bond premium is amortized, exchange gain or loss, which is generally ordinary income or loss, will be realized with respect to such portion based on the difference between spot rates at the close of such period and spot rates at the time of acquisition of the Foreign Currency note. With respect to a United States holder that does not elect to amortize bond premium, the amount of the bond premium will constitute a capital loss when the note matures, which may be offset or eliminated by exchange gain.

    MARKET DISCOUNT. If a United States holder purchases a note for an amount that is less than its "revised issue price," which is defined as the sum of the issue price of the note and the aggregate amount of the original issue discount, if any, includible in the gross income of all previous holders of the note, determined without regard to any adjustment for a previous holder's acquisition premium, the amount of the difference will be treated as "market discount", unless such difference is less than a DE MINIMIS amount. The market discount provisions of the Internal Revenue Code generally require a holder of a note acquired at a market discount to treat as ordinary interest income any gain recognized on the disposition of the note to the extent of the "accrued market discount" on the note at the time of disposition. If a holder of a note makes a gift of the note, any accrued market discount will be included in income as if the holder had sold the note for a price equal to its fair market value. In addition, if a holder of a note acquired at a market discount receives a partial principal payment prior to maturity, that payment may be treated as ordinary income to the extent of the accrued market discount on the note at the time the payment is received and the accrued market discount on the note will be reduced by the amount of ordinary income so recognized. These rules will not apply to the extent the holder has, pursuant to an election, included the accrued market discount in income as it accrued. Once made, the election will apply to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. The adjusted basis of a note will be increased by any accrued market discount that is included in a holder's income pursuant to the election.

    The amount of market discount that accrues while a holder holds a note will be equal to the amount which bears the same ratio to the market discount on the note as the number of days on which the holder holds the note bears to the number of days from the date the holder acquires the note through its stated maturity. Alternatively, a holder of a note may elect to accrue market discount on the basis of a constant-yield method, rather than the ratable-accrual method described in the preceding sentence.

    The market discount rules also provide that any holder of a note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. This rule will not apply if the holder elects to include accrued market discount in income currently.

    Accrued market discount on foreign currency notes will generally be determined by translating the market discount determined in the specified currency into U.S. dollars at the spot rate on the date the foreign currency note is retired or otherwise disposed of. If the United States holder has elected to accrue market discount currently, then the amount which accrues is determined in the specified currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. A United States holder will recognize exchange gain or loss with respect to market discount which is accrued currently upon the sale, retirement or other disposition of the foreign currency note measured in the same manner as exchange gain or loss arising upon receipt of accrued interest on a foreign currency note, as described above.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    Under the original issue discount regulations, a United States holder may elect to treat all interest on any note as original issue discount and calculate the amount includible in gross income under the constant-yield method described above. For the purpose of this election, interest includes stated interest, short-term discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States holder makes this election for a note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions as described above, as the case may be, and the electing United States holder will be required to include market discount in income currently or amortize bond premium. The election is to be made for the taxable year in which the United States holder acquired the note, and may not be revoked without the consent of the IRS. United States holders should consult with their own tax advisors about this election.

PURCHASE, SALE AND RETIREMENT OF NOTES

    A United States holder's tax basis in a note will be its U.S. dollar cost, which, in the case of a foreign currency note, will be the U.S. dollar value of the purchase price on the date of purchase, increased by the amount of any original issue discount, short-term discount or market discount included in the United States holder's income with respect to the note and reduced by the amount of any payments on a note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the note. A United States holder will generally recognize gain or loss upon the sale or retirement of a note equal to the difference between the amount realized upon the sale or retirement and the tax basis in the note. The amount realized will equal the proceeds of the sale excluding the amount attributable to accrued but unpaid interest, which is treated as the receipt of an interest payment. The amount realized on a sale or retirement for an amount in specified currency will be the U.S. dollar value of such amount on the date of sale or retirement, excluding any amount attributable to accrued but unpaid interest. Except:

        (1) to the extent described above with respect to short-term discount notes and foreign currency notes, and

        (2) to the extent attributable to market discount or currency gain or loss, as described in the following paragraph, gain or loss recognized by a United States holder on the sale or retirement of a note will generally be capital gain or capital loss and such gain or loss will be long-term capital gain or loss if the note was held for more than one year. Gain or loss recognized by a United States holder on the sale or retirement of a foreign currency note that is attributable to changes in exchange rates will be treated as ordinary income or loss and will be limited to the amount of overall gain or loss realized on the disposition of the note. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the principal amount of the note expressed in units of the specified currency, determined at the spot exchange rate on the date such payment is received or the note is disposed of, and the U.S. dollar value of the amount paid for the note expressed in units of the specified currency, determined at the spot exchange rate as of the date the holder acquired the note.

EXCHANGE OF THE SPECIFIED CURRENCY

    A United States holder who purchases a note with previously owned specified currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between his tax basis in such currency and the fair market value of the note in U.S. dollars on the date of purchase. The gain or loss will be ordinary income or loss. Specified currency received as interest on, or original issue discount with respect to, a foreign currency note or on the sale or retirement of a note will have a tax basis equal to its U.S. dollar value determined with reference to the spot exchange rate at the time such interest is received or at the time of such sale or retirement. Foreign currencies and currency units which are purchased will generally have a tax basis equal to their U.S. dollar cost. Any gain or loss realized on a sale or other disposition of a foreign currency or currency unit, including its use to purchase the foreign currency notes or upon exchange for U.S. dollars, will be ordinary income or loss.

UNITED STATES ALIEN HOLDERS

    Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

        (a) payments of principal, premium, if any, and interest, including original issue discount, on the notes to any United States alien holder, defined as a holder who is not a United States holder, will not be subject to United States federal income tax or withholding of federal income tax, provided that in the case of interest or original issue discount:

           (1) such interest or original issue discount is not effectively connected with a trade or business conducted by the United States alien holder in the United States,

           (2) the United States alien holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

           (3) the United States alien holder is not a controlled foreign corporation that is related to us through stock ownership,

           (4) the United States alien holder is not a bank that acquired the notes pursuant to a loan agreement made in the ordinary course of its trade or business, and

           (5) either:

               (A) the beneficial owner of the note certifies to us or our agent, under penalties of perjury, that he is not a United States holder and provides his name and address, or

               (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note, certifies to us or our agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution and furnishes the payor with a copy thereof;

        (b) a United States alien holder will not be subject to United States federal income tax or withholding of federal income tax on gain realized on the sale, exchange or redemption of a note unless:

           (1) the gain is effectively connected with a trade or business conducted by the United States alien holder in the United States or

           (2) in the case of a United States alien holder who is an individual and holds a note as a capital asset, the holder is present in the United States for 183 days or more in the taxable year of sale and certain other requirements are met; and

        (c) a note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and the income on the note, if received at the time of the individual's death, would not have been effectively connected with a U.S. trade or business of the individual.

    Under proposed regulations that have not yet become effective, certification procedures regarding a holder's status may change.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    UNITED STATES HOLDERS. In general, information reporting requirements will apply to payments of principal and interest on a note and the proceeds of the sale of a note before maturity within the United States to, and to the accrual of original issue discount on a note with respect to, non-corporate United States holders. A 31% "backup withholding" tax will apply to such payments and to payments with respect to original issue discount if the United States holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. The amount of original issue discount required to be reported by us may not be equal to the amount of original issue discount required to be reported as taxable income by a United States holder of discount notes.

    UNITED STATES ALIEN HOLDERS. Payment of principal, premium, if any, and interest made within the United States by us or any of our paying agents are generally subject to information reporting and possibly "backup withholding" at a rate of 31%. Information reporting and backup withholding will not, however, apply to payments made to a United States alien holder on a note if the certification described in clause (a) (5) above under "United States Alien Holders" is received, provided in each case the payor does not have actual knowledge that the holder is a United States person.

    Payment of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not generally be subject to information reporting or backup withholding. If, however, the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business or (for payments made after December 31, 2000) a foreign partnership with certain U.S. connections, such payments will not be subject to backup withholding but will be subject to information reporting, unless:

        (a) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or

        (b) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability, any resulting overpayment being refundable, provided the required information is furnished to the IRS.

    For payments made after December 31, 2000, for purposes of applying the above rules for Unites States alien holders to an entity that is treated as fiscally transparent, e.g., a partnership or trusts, the beneficial owner means each of the ultimate beneficial owners of the entity.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    We are offering the notes on a continuing basis through Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the agents. The agents have agreed to use their best efforts to solicit purchases of the notes, and the notes may be sold to the agents for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by the agents. We reserve the right to sell notes directly on our own behalf in those jurisdictions where we are authorized to do so. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. The agents will have the right to reject any proposed purchase of notes through them in whole or in part. Payment of the purchase price of notes will be required to be made in immediately available funds in The City of New York. We will pay the agents a commission ranging from
 .125% to .750% of the principal amount of notes with maturities of up to 30 years sold through the agents, depending upon the stated maturity, and may also sell notes to the agents as principals at negotiated discounts. Commissions on agency sales of notes with maturities of more than 30 years will be determined at the time of sale. No commission will be payable on any sales made directly to the public by us.

    The following table summarizes the aggregate commissions or discounts payable in connection with offerings of the notes. Commissions and discounts will vary depending upon the stated maturity of the notes.

                                       PUBLIC
                                      OFFERING            AGENT'S DISCOUNTS                PROCEEDS, BEFORE
                                       PRICE               AND COMMISSIONS                 EXPENSES, TO PHH
                                   --------------   -----------------------------   -------------------------------
Principal Amount.................  $3,000,000,000   $375,000,000 - $2,250,000,000   $2,996,250,000 - $2,977,500,000
                                    -----------     -----------------------------   -------------------------------
  Total..........................      100%                 .125% - .750%                  99.875% - 99.250%

    In addition, the agents may offer the notes they have purchased as principal to other dealers. The agents may sell notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer may include all or a portion of the discount to be received by such agent from us. Unless otherwise indicated in the applicable pricing supplement, any note sold to an agent as principal will be purchased by such agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a note of identical maturity, and may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price, in the case of a fixed-price public offering, concession and discount may be changed.

    In connection with the offering made hereby, the agents may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the agents involve the sale by the agents of a greater principal amount of notes than they are required to purchase from us. The agents may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the agents if such notes are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The agents and any dealers to whom notes are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, and will reimburse the agents for certain expenses.

    The notes are a new issue of securities with no established trading market. The agents have informed us that they intend to make a market in the notes, but are under no obligation to do so and such market making may be terminated at any time. Therefore, no assurance can be given as to the existence of a trading market in the notes in the future.

    One or more of the agents or their affiliates may be customers of, extend credit to, engage in transactions with or perform services for us in the ordinary course of business.

PROSPECTUS

                                PHH Corporation

May Offer--

                                 $3,000,000,000

                                Debt Securities

    We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

The date of this prospectus is November 1, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act of 1933, we filed a registration statement (No. 333- 46434) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

    We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

    - Annual Report on Form 10-K for the year ended December 31, 1999; and

    - Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2000.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

             Treasurer
             PHH Corporation
             6 Sylvan Way
             Parsippany, New Jersey 07054
             (973) 428-9700

    You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                                PHH CORPORATION

    In connection with a merger with HFS Incorporated, on April 30, 1997, we became a wholly-owned subsidiary of HFS. On December 17, 1997, in connection with a merger agreement between CUC International Inc. and HFS, HFS was merged into CUC, with CUC surviving and changing its name to Cendant Corporation. As a result of the merger of HFS and CUC, we became a wholly-owned subsidiary of Cendant.

    As part of Cendant's ongoing evaluation of its business units, we may from time to time explore our ability to make divestitures or acquisitions and enter into related transactions as they arise. No assurance can be given that any divestiture, acquisition or other transaction will be consummated or, if consummated, the magnitude, timing, likelihood or financial or business effect on us of such transactions. Among the factors we will consider in determining whether or not to consummate any transaction is the strategic and financial impact of such transaction on us and our parent company, Cendant.

    In connection with the merger of HFS and CUC, our fiscal year was changed from a year ending on April 30 to a year ending on December 31.

    We are a Maryland corporation. Our principal executive offices are located at 6 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is
(973) 428-9700.

GENERAL

    Our businesses provide a range of complementary consumer and business services. Currently we operate in two business segments which provide home buyers with mortgages and assist in employee relocations:

    - In the mortgage segment, our Cendant Mortgage Corporation subsidiary originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and mortgage banks.

    - In the relocation segment, our Cendant Mobility Services Corporation subsidiary is the largest provider of corporate relocation services in the world, offering relocation clients a variety of services in connection with the transfer of a client's employees.

    On June 30, 1999, we completed the disposition of our fleet businesses, under agreement with Avis Group Holdings, Inc. Under this agreement, Avis acquired the net assets of our fleet business through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance to us of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation, a wholly-owned subsidiary of Avis. Coincident to the closing of the transaction, Avis refinanced the assumed debt under management programs which was payable to us. Accordingly, we also received from Avis
$3.0 billion in cash proceeds and a $30 million receivable. Utilizing the cash proceeds from the fleet businesses disposition, we made a cash dividend payment to Cendant totaling $1.1 billion. We recorded a net gain on the sale of discontinued operations of $887 million ($871 million, after tax). The fleet businesses disposition was structured as a tax-free reorganization and, accordingly, no tax provision has been recorded on a majority of the gain. However, pursuant to a recent interpretive ruling, the Internal Revenue Service has taken the position that similarly structured transactions do not qualify as tax-free reorganizations under Internal Revenue Code Section 368(a)(1)(A). If the transaction is not considered a tax-free reorganization, the resultant incremental liability could range between $10 million and $170 million depending upon certain factors including utilization of tax attributes and contractual indemnification provisions. Notwithstanding the Internal Revenue Service interpretive ruling, we believe that, based upon analysis of current tax law, our position would prevail, if challenged.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                  SIX MONTHS              YEAR ENDED DECEMBER 31,            YEAR ENDED
                                                ENDED JUNE 30,   -----------------------------------------   JANUARY 31,
                                                     2000          1999     1998(2)      1997       1996        1996
                                                --------------   --------   --------   --------   --------   -----------
Ratio of earnings to fixed charges(1).........       2.45x         2.92x      2.78x       **        1.86x        1.82x

------------------------

(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance our mortgage services and relocation services activities.

(2) For the year ended December 31, 1998, income from continuing operations before income taxes includes non-recurring merger-related costs and other unusual credits of $19 million. Excluding such credits, the ratio of earnings to fixed charges is 2.67x.

(**) Earnings are inadequate to cover fixed charges (deficiency of $56 million) for the year ended December 31, 1997. Loss from continuing operations before income taxes includes non-recurring merger-related costs and other unusual charges of $190 million. Excluding such charges, the ratio of earnings to fixed charges is 2.16x.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Debt Securities will be used to finance assets we manage for our clients and for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any supplement may relate. The particular terms of the debt securities offered by any supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the supplement relating to such offered debt securities. The debt securities are to be issued under an indenture between us and a trustee. A copy of the indenture has been filed with the Commission as indicated in the registration statement. The following summaries of provisions of the indenture may not contain all of the information that is important to you. Accordingly, you should carefully read all the provisions of the indenture which is incorporated by reference into this prospectus in its entirety, including the definitions therein of terms.

GENERAL

    The debt securities will be our unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issued under an indenture between us and Bank One Trust Company, N.A., as trustee. Unless we specify a different place in the applicable supplement, principal of and interest, if any, on the debt securities will be payable at the corporate offices of the applicable trustee; provided that payment of interest may be made at our option by check or draft mailed to the person entitled thereto.

    The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of offered debt securities that we may issue and provides that debt securities may be issued thereunder from time to time in one or more series.

    A prospectus supplement relating to a particular series of debt securities will contain some or all of the following terms of the offered debt securities:

        (1) the title of the offered debt securities and the series of which the offered debt securities shall be a part;

        (2) any limit on the aggregate principal amount of the offered debt securities;

        (3) the price, expressed as a percentage of the aggregate principal amount thereof, at which the offered debt securities will be issued;

        (4) the date or dates on which the offered debt securities will mature;

        (5) the rate or rates, which may be fixed or variable, per annum at which the offered debt securities will bear interest, if any;

        (6) the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the record dates for such interest payment dates, if any;

        (7) the dates, if any, on which and the price or prices at which the offered debt securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by us and the other detailed terms and provisions of such sinking and/or purchase funds;

        (8) the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or the option of the holder thereof and the other detailed terms and provisions of such optional redemption;

        (9) the denominations in which the offered debt securities are authorized to be issued;

        (10) whether the principal and/or interest of the offered debt securities is denominated in a currency other than United States dollars;

        (11) the identity of the trustee and the indenture under which the offered debt securities are issued; and

        (12) any other terms of the offered debt securities.

    Debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates may be issued under the indenture and offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described in any supplement relating to those debt securities. The debt securities are not subordinated in right of payment to any other indebtedness of the Company. However, our right and the right of our creditors, including the holders of debt securities, under general equitable principles to participate in any distributions of assets of any subsidiary upon our liquidation or reorganization or otherwise is, unless we substantively consolidate with our subsidiaries, likely to be subject to the prior claims of creditors of the subsidiary, except to the extent that our claims as a creditor may be recognized.

    The debt securities will be issued only in fully registered form without coupons. Offered debt securities may be presented at the corporate offices of the applicable trustee for registration of transfer or exchange without service charge, but we may require payment to cover taxes or other governmental charges payable in connection therewith.

    Prospective purchasers of the debt securities should be aware that the indenture does not contain any covenant that would prevent Cendant from removing assets from us or any of our subsidiaries, or that would limit our ability to make advances, pay dividends or make any other distributions to Cendant.

CERTAIN DEFINITIONS

    The indenture contains certain restrictions upon our actions and those of some of our subsidiaries. The following terms, among others, are used in the indenture as indicated:

    "Asset Securitization Subsidiary" means (i) any Subsidiary engaged solely in the business of effecting asset securitization transactions, and (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, mortgage loans, relocation assets and related assets under management.

    "Consolidated Net Worth" means, at any date of determination, all amounts which would be included on our balance sheet with our consolidated Subsidiaries under stockholders' equity, in accordance with generally accepted accounting principles in effect from time to time.

    "Debt" means:

        (1) all of our and our Subsidiaries' debt, obligations and other liabilities which are includable as liabilities in a consolidated balance sheet of us and our Subsidiaries, other than

           (x) accounts payable and accrued expenses,

           (y) advances from clients obtained in the ordinary course of the relocation management services business of us and our Subsidiaries and

           (z) current and deferred income taxes and other similar liabilities, plus

        (2) without duplicating any items included in Debt pursuant to the foregoing clause (1), the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any person other than us or one of our Subsidiaries and

        (3) all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any person other than us or one of our Subsidiaries.

    "Lien" means any mortgage, pledge, lien, security interest or encumbrance.

    "Material U.S. Subsidiary" means any Subsidiary which together with our other Subsidiaries at the time of determination had assets constituting 10% or more of consolidated assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of us and our consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

    "Person" means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "Revolving Lien" means any Lien which extends to property in existence on the date of creation of such Lien and also to any property of substantially the same characteristics subsequently acquired in the ordinary course of our business or that of a Material U.S. Subsidiary of ours.

    "Rolling Period" means with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

    "Special Purpose Vehicle Subsidiary" means PHH Caribbean Leasing, Inc. and any Subsidiary engaged in the fleet-leasing management business which (i) is, at any one time, a party to one or more lease agreements with only one lessee and
(ii) finances, at any one time, its investment in lease agreements or vehicles with only one lender, which lender may be us.

    "Subsidiary" means, with respect to any person, any corporation, association, joint venture, partnership, limited liability company or other business entity of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such person or one or more subsidiaries of such person, or by such person and one or more subsidiaries of such person.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global notes that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to any depositary arrangements.

    Upon the issuance of a global security, the depositary for such global security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the debt securities represented by such global security. The accounts shall be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security or its nominee or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary, with respect to participants' interests, for the global security or by participants or persons that hold through participants, with respect to beneficial owners' interests.

LIMITATIONS ON LIENS

    We will not, and will not permit any Material U.S. Subsidiary of ours to, incur any Lien to secure Debt without equally and ratably securing the debt securities except:

    (1) deposits under worker's compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith by appropriate proceedings, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

    (2) purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if:

        (a) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; and

        (b) the debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted;

    (3) Liens and Revolving Liens upon real and/or personal property, each of which Liens or Revolving Liens existed before the time of our acquisition of such property or the company owning such property and was not created in anticipation thereof and any extensions or renewals thereof; provided that no such Lien or Revolving Lien shall extend to or cover any property of us or a Material U.S. Subsidiary other than the respective property so acquired and improvements thereon;

    (4) Liens and Revolving Liens upon real and/or personal property of a Person who in connection with our acquisition of the stock or equity of such Person becomes a Material U.S. Subsidiary, each of which Liens or Revolving Liens existed before the time of our acquisition of such Person and was not created in anticipation thereof and any extension or renewal of such Liens; provided that no such Lien shall extend to or cover any property of us or a Material U.S. Subsidiary other than the Material U.S. Subsidiary (and its acquired affiliates) so acquired;

    (5) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings

        (a) shall not have been commenced (unless fully bonded or otherwise effectively stayed) or

        (b) in any event shall be promptly fully bonded or otherwise effectively stayed);

    (6) Liens securing Debt of any Material U.S. Subsidiary owing to us;

    (7) Liens securing Debt and related obligations, or securing interests in asset sale transactions which could alternatively be characterized as Debt, or securing obligations to pay rent incurred in connection with asset securitization transactions, which Debt or securitized assets are not reported on our consolidated balance sheet or that of our Material U.S. Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock or equity of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;

    (8) Liens securing Debt and related obligations of an Asset Securitization Subsidiary issued in asset securitization transactions, which Debt or securitized assets are reported on our consolidated balance sheet or that of our Material U.S. Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock of such Asset Securitization Subsidiary;

    (9) Liens covering only the property or other assets of any Special Purpose Vehicle Subsidiary and securing only the Debt of any such Special Purpose Vehicle Subsidiary;

    (10) mortgage liens existing on homes acquired by us or any of our Material U.S. Subsidiaries in the ordinary course of their relocation management business;

    (11) other Liens incidental to the conduct of its business or the ownership of its property and other assets, which do not secure any Debt and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of its property or other assets or materially impair the use thereof in the operation of its business;

    (12) Liens covering only the property or other assets of any Subsidiary which principally transacts business outside of the United States;

    (13) Liens existing prior to the date of the indenture and any extensions or renewals thereof;

    (14) Liens incurred in the ordinary course of business to secure Debt utilized to fund net investment in leases and leased vehicles, equity advances on homes and other assets under management programs; and

    (15) Liens to secure Debt not otherwise permitted by any of the clauses
(i) through (xi) if, at the time any such Liens are incurred, the aggregate amount of Debt secured by such Liens does not exceed $250,000,000.

RESTRICTIONS ON SALE, CONSOLIDATION OR MERGER

    We will not and will not consolidate with or merge into or transfer all or substantially all of our assets to any other corporation unless the resulting, surviving or transferee corporation assumes all of our obligations under the debt securities and the indenture. Thereafter, all such obligations of the predecessor corporation shall terminate. If upon any such consolidation, merger or transfer any property or assets of us or a Material U.S. Subsidiary would become subject to a Lien securing Debt, then before the consolidation, merger or transfer occurs, we will secure the debt securities equally and ratably with or prior to the Debt secured by such Lien; provided, however, that we will not so secure the debt securities if we or a Material U.S. Subsidiary could incur such Debt and secure it by a Lien on our property or the property of any Material U.S. Subsidiary pursuant to the indenture (see "Limitations on Liens") without equally and ratably securing the debt securities.

MODIFICATION AND WAIVER

    We are permitted, with the consent of the holders of not less than a majority in principal amount of the Outstanding debt securities (as defined in the indenture) of each series affected by the modification, to supplement the indenture to modify the rights of the holders of the debt securities; provided that no such modification shall, without the consent of the holder of each outstanding debt security affected thereby:

    (1) change the stated maturity of the principal, or any installment of principal or interest, of any outstanding debt security or change the Redemption Price;

    (2) reduce the principal amount of or the rate of interest on or any premium payable on redemption of any outstanding debt security;

    (3) modify the manner of determination of the rate of interest so as to affect adversely the interest of a holder or reduce the amount of the principal of an Original Issue Discount Debt Security due and payable upon acceleration;

    (4) change the place or currency of payment of principal of or interest, if any, on any debt security;

    (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

    (6) modify the provisions relating to modification or amendment of the indenture or to waiver of compliance with or defaults of certain restrictive provisions of the indenture, except to increase the percentage in principal amount of Outstanding debt securities required, or to provide that certain other provisions of the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

    The holders of a majority in principal amount of an Outstanding series of debt securities may on behalf of all the holders of such series waive the compliance with certain covenants or waive any past default except:

    (1) a default in payment of the principal of (or premium, if any) or interest on any debt security of such series or

    (2) a default in respect of a covenant or provision of the indenture which cannot be amended or modified without the consent of the holder of each Outstanding debt security of such series affected.

    If we specify in an applicable pricing supplement the following, so specified in a supplemental indenture, will apply with respect to the series of debt securities issued under such pricing supplement:

    LIMITATION ON RESTRICTED PAYMENTS

    We, (i) shall not, directly or indirectly, declare or pay any dividend, or make any distributions on account of our Capital Stock, and (ii) shall not make, or permit any Subsidiary of ours to make any loan, advance to or investment in Cendant and its subsidiaries (excluding our Subsidiaries) (the transactions described in clauses (i) and (ii) being referred to herein as "Restricted Payments"), if at the time thereof, upon giving effect to such Restricted Payment, our Debt/Equity Ratio exceeds 6.5 to 1.

    DEBT/TANGIBLE EQUITY RATIO

    We shall maintain, as of the last day of each quarter, a Debt/Tangible Equity Ratio of not more than 10.0 to 1.0.

    DEFINITIONS

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its consolidated subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles plus amounts representing mandatorily redeemable preferred securities issued by such Person or its Subsidiaries.

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "Debt" means:

        (1) all debt, obligations and other liabilities of us and our Subsidiaries which are, at the date as of which Debt is to be determined, includable as liabilities in a consolidated balance sheet of us and our Subsidiaries, other than

           (x) accounts payable and accrued expenses,

           (y) advances from clients obtained in the ordinary course of the relocation management services business of ours and our Subsidiaries and

           (z) current and deferred income taxes and other similar liabilities, plus

        (2) without duplicating any items included in Debt pursuant to the foregoing clause (i), the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than ours or one of our Subsidiaries and

        (3) all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any Person other than us or one of our Subsidiaries, PROVIDED HOWEVER, that any debt assumed by us or any of our Subsidiaries in connection with the acquisition of Avis Group Holdings, Inc. ("Avis") (whether by merger with or into Avis or by the guarantee of debt of Avis or its Subsidiaries), which is transferred to Cendant or a Subsidiary thereof (other than PHH and its Subsidiaries) within 90 days of such debt assumption shall not be deemed debt for purposes of the Debt/Equity Ratio or the Debt/Tangible Equity Ratio. In the event that any such debt is not transferred within such 90 day period, such debt will be deemed to have been incurred by PHH on the last day of such 90 day period for purposes of the foregoing ratios.

    "Debt/Equity Ratio" means the ratio of (x) the principal amount of Debt to
(y) our Consolidated Net Worth.

    "Debt/Tangible Equity Ratio" means the ratio of (x) principal amount of Debt to (y) Tangible Net Worth.

    "Tangible Net Worth" means, with respect to any Person at any date, the Consolidated Net Worth of such Person, less the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP).

    MODIFICATION AND WAIVER

    We are permitted, subject to Section 901 of the Indenture, with the consent of the Holders of not less than 66 2/3% of the aggregate in principal amount of the Outstanding debt securities (as defined in the indenture) of each series affected by the modification, when authorized by a Board Resolution, to supplement the indenture for the purpose of adding any provisions to or changing in any manner or eliminating the Limitation on Restricted Payments covenant.

EVENTS OF DEFAULT

    The following shall constitute events of default with respect to debt securities of any series then Outstanding:

    (1) default for a period of 30 days in payment of any interest on the debt securities of such series when due;

    (2) default in payment of principal of (or premium, if any, on) the debt securities of such series;

    (3) default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

    (4) default in performance of any other covenant in the applicable indenture with respect to a series of debt securities, including violations of the covenants described above relating to limitations on Liens, limitations on certain advances to non-Subsidiaries and restrictions on sales of assets and consolidation or merger of us, continued for 90 days after written notice to us by the trustee or by the holders of at least 25% in principal amount of the Outstanding debt securities of that series; and

    (5) certain events of bankruptcy, insolvency or reorganization.

    If an event of default with respect to debt securities of any series shall occur and be continuing, the applicable trustee or the holders of 25% in principal amount of the Outstanding debt securities of such series may declare the principal and accrued interest of all of the debt securities of that series to be due and payable immediately. We will comply with applicable tender offer rules under the Exchange Act in the event that the occurrence of an event of default results in the repurchase of debt securities.

    The indenture provides that the trustee will, within 90 days after the occurrence of a default under the indenture, give to holders of the series of debt securities with respect to which a default has occurred notice of all uncured defaults known to it but, except in the case of a default in the payment of principal (including any sinking fund payment) or premium, if any, or interest on or Redemption Price (if called for redemption) of a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders.

    The indenture contains a provision entitling the trustee, subject to the duty of such trustee during default to act with the required standard of care, to be indemnified by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of such holders. Subject to such right of indemnification, each indenture provides that the holders of a majority in principal amount of the Outstanding debt securities of such series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

    We will be required to furnish to the trustees annually a statement as to the fulfillment by us of all of its obligations under the indenture.

    The general provisions of the indenture do not afford holders of our debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities. Any covenants or other provisions included in a supplement or amendment to the indenture for the benefit of the holders of any particular series of debt securities will be described in the applicable prospectus supplement.

CONCERNING THE TRUSTEE

    We maintain general banking and credit relations with the trustees in the ordinary course of business.

                              PLAN OF DISTRIBUTION

    We may sell debt securities to or through underwriters, and also may sell debt securities directly to other purchasers or through agents. The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each supplement will describe the method of distribution of the offered debt securities.

    In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation will be described in the supplement.

    Under agreements which may be entered into by us, underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the offered debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the offered debt securities are also being sold to dealers acting as principals for their own account, the dealers shall have purchased such offered debt securities not sold for delayed delivery. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

    The validity of each issue of debt securities will be passed upon for us by our counsel, Eric Bock, and certain legal matters will be passed upon for the underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented and may continue to represent us in connection with certain legal matters.

                                    EXPERTS

    The consolidated financial statements of PHH Corporation and subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

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No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the prospectus and, if given or made, such information must not be relied upon as having been authorized. This prospectus supplement and the prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities described in this prospectus supplement or an offer to sell, or the solicitation of an offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, in any circumstances, create any implication that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                            ------------------------

                               Table of Contents

                                         Page
                                       --------
        PROSPECTUS SUPPLEMENT

Risk Factors.........................     S-2

Description of Notes.................     S-2

Special Provisions Relating to
  Foreign Currency Notes.............    S-16

Certain Federal Income Tax
  Considerations.....................    S-20

Supplemental Plan of Distribution....    S-28

             PROSPECTUS

Where You Can Find More
  Information........................       2

PHH Corporation......................       3

Ratio of Earnings to Fixed Charges...       4

Use of Proceeds......................       5

Description of Debt Securities.......       5

Plan of Distribution.................      13

Legal Matters........................      13

Experts..............................      13

                                     [LOGO]

                                 $3,000,000,000

                                PHH Corporation

                               Medium-Term Notes

                             PROSPECTUS SUPPLEMENT

                           Credit Suisse First Boston

                              Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                               December 20, 2000

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                                     -------------------------------------------
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                                     -------------------------------------------

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                                  $650,000,000

                                PHH CORPORATION

                             8 1/8% NOTES DUE 2003

                             ---------------------
                               PRICING SUPPLEMENT
                          ---------------------------

                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                         BANC OF AMERICA SECURITIES LLC
                         BANC ONE CAPITAL MARKETS, INC.
                                   JP MORGAN
                           CREDIT LYONNAIS SECURITIES
                                 SCOTIA CAPITAL

                                JANUARY 26, 2001
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